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                                  EXHIBIT 10.32

                               EDGAR ONLINE, INC.
                              50 WASHINGTON STREET,
                           NORWALK, CONNECTICUT 06854

                                                        March 21, 2002

Albert E. Girod
c/o Financial Insight Systems, Inc.
11200 Rockville Pike, Suite 310
Rockville, MD 20852

Dear Mr. Girod:

         Reference is hereby made to that certain Employment Agreement by and among Albert E. Girod, Jr. (the "Executive"), EDGAR Online, Inc. (the "Company") and Financial Insight Systems, Inc. (f/k/a FIS Acquisition Corp.) ("FIS") dated October 1, 2000 (the "Employment Agreement"). This letter ("Agreement") shall confirm our understanding of various matters between the Executive and the Company as follows:

         The Executive hereby resigns from all executive offices held with the Company and FIS, the Company's wholly-owned subsidiary, effective as of the date hereof. The Executive's full-time employment with the Company shall terminate as of the close of business on March 30, 2002. Nevertheless, the Executive shall continue to be an employee of the Company and shall devote one (1) day per week (at the offices of FIS) during the period commencing April 1, 2002 and ending on October 5, 2002 (the "Transition Period") in furtherance of the business affairs of the Company. Additionally, during the Transition Period, the Executive shall make himself available to the Company on a reasonable as-needed basis to assist the Company in connection with meeting with prospective customers. The Executive shall continue to receive his present salary and benefits throughout the Transition Period, except the last week ending on October 5, 2002 when he shall be paid for only one day of such week. All stock options of the Company held by the Executive shall be governed by the existing stock option plan(s) of the Company in accordance with their terms. The Company shall as of the date hereof provide the Executive with evidence that he has been released (i) from any and all individual liability that the Executive may have pursuant to that certain Letter of Credit dated April 19, 2000 between Potomic Valley Bank and the Executive and (ii) as a guarantor from those certain leases for office space at 11200 Rockville Pike, Suite 310, Rockville, Maryland and 100 Painters Mill Road, Suite 208 Owings Mills, Maryland. The Executive shall have the right to remove, at any time during the Transition Period, those personal items located at 11200 Rockville Pike; Suite 310, Rockville, MD 20852, listed on Exhibit A hereto.

         Additionally, the Executive knowingly and voluntarily releases and forever discharges the Company and any of their direct or indirect parents, subsidiaries, affiliates and related


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entities, or the present or former employees, officers, agents, directors, attorneys or representatives of any of them and their respective successors and assigns, and any of the foregoing in their capacity as a shareholder or agent of the Company (collectively, "Releasees") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which against them the Executive or his executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever arising on or before the date hereof and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity, but which relate to, and only to, any rights or claims relating in any way to the Executive's employment relationship with the Company or any of the Releasees (the "Employment Relationship") including any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, whether written or oral, formal or informal, between any of the Releasees and the Executive relating to the Employment Relationship.

         Moreover, the Company, on its behalf and on behalf of its affiliates and their officers and directors, agents, employees, successors and assigns (solely in their capacity as officers or directors of the Company) hereby knowingly and voluntarily releases and forever discharges the Executive and his successors, heirs, beneficiaries or assigns (the "Executive Released Parties") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever that it had, now has, or may hereafter claim to have against the Executive Released Parties arising out of or relating in any way to any matter, cause or thing whatsoever arising on or before the date hereof and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity which relate to but only to the Employment Relationship.

         Nothing herein shall be deemed to release any of the Executive's or the Company's respective rights and obligations under this Agreement, continuing rights and obligations and covenants under the Employment Agreement (including without limitation any post-termination rights and obligations thereunder) or in connection with the restructuring of certain indebtedness in favor of the Executive as evidenced by an Amended and Restated Note and a Security Agreement dated as of the date above. By signing below, however, Executive agrees on behalf of himself and as Agent for the other holders of the notes referenced in the Security Agreement (other than that issued to Kristine Delta) that such Amended and Restated Notes replaces promissory notes previously issued to such holders.

         Except as otherwise set forth herein, the Employment Agreement shall remain in full force and effect.





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         Please acknowledge your agreement with the foregoing by executing in the place provided below.




                                        Very truly yours,
                                        EDGAR Online, Inc.

                                        By: /s/ Tom Vos
                                        Name:   Tom Vos
                                        Title: President

                                        Financial Insight Systems, Inc.

                                        By: /s/ Tom Vos
                                        Name:   Tom Vos
                                        Title: Vice President




Accepted and agreed this 21st day of March, 2002




/s/ Albert E. Girod
    Albert E. Girod





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                                    EXHIBIT A

1.       All furniture in the office of Albert Girod.

2.       All wall hangings in the office of Albert Girod

3.       One wall hanging (print) in Bill Wink's office.

4.       One poster in Timo's office.

5.       Two wall hangings (prints) in the hallway outside my office.